UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2017

SIGMABROADBAND CO.
(Exact name of registrant as specified in its charter)

Georgia
(State or other jurisdiction of incorporation)

Georgia (State or other jurisdiction of incorporation)	333-191426 (Commission File Number)	46-1289228 (IRS Employer Identification No.)
2690 Cobb Parkway Suite A5-284 Smyrna, Georgia (Address of principal executive offices)	30080 (Zip Code)

Registrant’s telephone number, including area code (800) 545-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item - 8.01	Other Events - CEO's Letter to Shareholders

CEO's Letter to Shareholders

Dear SigmaBroadband Co. Shareholder,

This letter is for further clarification to the stockholders, about the changes that SIGMABROADBAND CO. has made pursuant to the release of its last 8k and ancillary filings. The company is seeking to protect its stockholders, enhance its shareholder equity on its financial statements, and bring in top-notch talent, either as consultants or officers/ directors, to grow the public company beyond the organic capabilities of its current business operations. To that end SIGMABROADBAND CO. has made some corporate additions, as well as structural and capital formation changes to enhance its ability to protect its stockholders, and build net shareholder equity. The creation of the company's convertible preferred stock with its accompanying rights and privileges provides the company with the ability to use this instrument as currency to acquire assets and or equity without having to worry about the volatility of market conditions, as it directly relates to the price of the common stock. Additionally because the aforementioned securities do not self convert but require approval from management, there are no derivative liabilities or shareholder deficits from an accounting perspective, associated with their issuance on the financial statements.

Consequently management will be issuing the Series B Convertible Preferred to its thirty-nine (39) shareholders of record commensurate with the amount invested by each stockholder for the common stock they currently own. The Series B Convertible Preferred issuance is in addition to the common stock that the each of the shareholders of record own. Each Preferred share under this designation is priced at $2.50 per share, with the conversion upon maturity, for example, being one (1) preferred share for every one hundred thousand (100,000) common shares.

The Series C Convertible Preferred share, priced at $5.00 per share, with the same conversion rights as the preceding designation, is the instrument SIGMABROADBAND CO will use as it seeks to acquire private companies and stand alone assets. The biggest challenge with prospective targets for acquisition is always going to be evaluation, and because the common share price is a moving target, the company accepts the fact that common share prices with respect to Microcap issuers, including itself, are more prone to decrease as a reflection of a variety of causes, not the least of which is the fact the SIGMABROADBAND CO trades on a quotation service, trades by appointment and currently is still a going concern as a function of its current financial situation.

The additions to the Board of Directors will also greatly enhance SIGMABROADBAND'S ability to attract equity and assets to the bottom line. While the company is quoted and trading on a quotation service at present, our objective moving forward is to meet minimum qualifications to trade on a Nationally Recognized Exchange. We believe that meeting the NYSE Alternext 's qualifications under Standard Three (3) gives us the best possible opportunity to succeed and go to the next level.

We would like to thank each and every one of our stockholders for their continued support and patience as we start issuing the convertible preferred B shares to them and begin implementing the overall strategy to turn this public company around.

FORWARD-LOOKING INFORMATION Safe Harbor Statement:

This release may include "forward looking statements" within the meaning of Section 27 A of the Securities Act 1933 as amended, and Section 21 E and/or 27 E of the Securities Exchange Act of 1934, that are based on assumptions that in the future are inherently uncertain, may prove not to be accurate, and are subject to significant risks and uncertainties. These include, but are not limited to statements as to the future performance of the company, its ability to raise necessary financing, and other general economic risks and uncertainties.

Sincerely,
Jeffery A. Brown
President/CEO
SigmaBroadband Co.
Jbrown@sigmabroadband.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 10/10/2017	SIGMABROADBAND CO. By: /s/ Jeffery A. Brown _____________________________ Jeffery A. Brown, President/CEO